Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-8686) of our report dated June 27, 2016, relating to the financial statements and supplemental schedules of Fresenius Medical Care North America 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/WithumSmith+Brown, PC

Boston, Massachusetts

June 27, 2016